Exhibit 99.1

DXC Technology Announces Preliminary Results of Early Tenders and Consents in Exchange Offer and Consent Solicitation and Execution of Supplemental Indenture

NEWS RELEASE – January 23, 2018

TYSONS, Va., January 23, 2018 – DXC Technology Company (NYSE: DXC) (“DXC”) today announced preliminary results in connection with its previously announced (i) offer to exchange all validly tendered and accepted notes of the following series issued by Enterprise Services LLC (“EDS”) for new notes (“New Notes”) to be issued by DXC (the “Exchange Offer”); and (ii) the related consent solicitation to certain proposed amendments to the indenture governing the Old Notes (as defined below) (the “Consent Solicitation”).

Notes to be exchanged (the “Old Notes”)	CUSIP No. for the Old Notes	Aggregate principal amount of Old Notes tendered and consenting as of the Early Consent Date	Percentage of total outstanding principal amount of Old Notes tendered and consenting as of the Early Consent Date
7.45% Senior Notes due 2029	285659AF5	$232,149,000	77.38%

As of 5:00 p.m., New York City time, on January 22, 2018 (the “Early Consent Date”), according to Global Bondholder Services Corporation, the information and exchange agent, approximately $232,149,000, representing a majority of the outstanding aggregate principal amount of the Old Notes, had been validly tendered and not validly withdrawn in the Exchange Offer and Consent Solicitation. Accordingly, EDS has received consents sufficient to approve the proposed amendments to the indenture governing the Old Notes to, among other things, eliminate substantially all of the restrictive covenants in the indenture governing the Old Notes, eliminate certain events of default, amend the indenture governing the Old Notes to provide for the termination and replacement of guarantees and make certain conforming changes to the indenture governing the Old Notes to reflect the proposed amendments.

On January 22, 2018, EDS and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), executed a supplemental indenture to the indenture governing the Old Notes incorporating the proposed amendments (the “Supplemental Indenture”). The Supplemental Indenture became effective upon execution and delivery by EDS and the Trustee, however the proposed amendments will not become operative until the Settlement Date.

DXC has filed a registration statement on Form S-4 relating to the Exchange Offer (as amended, the “Registration Statement”). Amendment No. 1 to the Registration Statement was filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2018, and has been declared effective. The Exchange Offer and Consent

Solicitation are being made pursuant to the terms and conditions set forth in DXC’s prospectus, dated as of January 8, 2018 (the “Prospectus”), which forms a part of the Registration Statement. The Exchange Offer and Consent Solicitation commenced on January 8, 2018 and expire immediately following 11:59 p.m., New York City time, on February 5, 2018, unless extended (such date and time, as the same may be extended, the “Expiration Date”). As of the Early Consent Date, holders may no longer withdraw tendered Old Notes, except as required by law. Further, since the Supplemental Indenture has been entered into, holders may no longer revoke the related consents, except as required by law.

The New Notes are expected to be issued and the early consent payment (as defined in the Prospectus) is expected to be paid to eligible holders on or about the second business day following the Expiration Date (the “Settlement Date”), which Settlement Date is currently anticipated to be February 7, 2018. The consummation of the Exchange Offer and the Consent Solicitation are subject to, and conditional upon, among other things, the satisfaction or, where permitted, waiver of the conditions discussed in the Prospectus prior to the Expiration Date.

The dealer manager for the Exchange Offer and the solicitation agent for the Consent Solicitation is:

MUFG

1221 Avenue of the Americas, 6th Floor

New York, New York 10020

Attn: Liability Management

Collect: (212) 405-7481

Toll-Free: (877) 744-4532

The exchange agent and information agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 470-3900

Latham & Watkins LLP is acting as legal advisor to DXC in connection with the Exchange Offer and Consent Solicitation. Davis Polk & Wardwell LLP is acting as legal advisor to MUFG in connection with the Exchange Offer and Consent Solicitation.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DXC Technology has filed a Registration Statement (including a prospectus) with the SEC for the Exchange Offer and Consent Solicitation to which this press release relates. Before you decide to participate in the Exchange Offer and Consent Solicitation, you are urged to read the prospectus, the Registration Statement and other relevant documents applicable to such exchange which are filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about DXC, the Exchange Offer and Consent Solicitation and related matters. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by DXC by requesting them by mail at Investor Relations Department, DXC Technology Company, 1775 Tysons Boulevard, Tysons, Virginia 22102 or by telephone at (703) 245-9700.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein. The Exchange Offer and Consent Solicitation may be made only pursuant to the terms and conditions set forth in DXC’s Prospectus and Registration Statement, which have been filed with the SEC, and the other related materials.

ABOUT DXC TECHNOLOGY

DXC Technology (DXC: NYSE) is the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. Created by the merger of CSC and the Enterprise Services business of Hewlett Packard Enterprise, DXC Technology serves nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. DXC Technology is recognized among the best corporate citizens globally.

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent DXC’s intentions, plans, expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. These statements are subject to numerous assumptions, risks, uncertainties, and other factors, many outside of DXC’s control, that could cause actual results to differ materially from the results described in such statements. For a description of these factors, including specific risks relating to the Exchange Offer and Consent Solicitation, please see DXC’s most recent Quarterly Report on Form 10-Q and the Prospectus and any updating information in subsequent SEC filings. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.